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                                                                EXHIBIT 10.8

                                   AGREEMENT

     AGREEMENT made this 21st day of May, 1993, by and between Random Games, Inc., a Michigan corporation, doing business as Random Games & Toys, with its principal place of business at 416 West Huron Street, Ann Arbor, Michigan 48103 acting as the agent of Garrett J. Donner and Michael S. Steer, two individuals (hereinafter collectively referred to as LICENSOR), and Third Quarter Corporation (Fundex Games) an Indiana corporation with an office at 3750 W. 16th Street, Indianapolis, Indiana 46222 (hereinafter "LICENSEE").

                                  WITNESSETH:

     WHEREAS, LICENSOR warrants and represents that it (or its principal) is the copyright proprietor and/or patent rights owner or agent of the patent rights owner and has the authority to sell, grant, convey, or Otherwise exchange the manufacturing and/or marketing rights to an original product known as "Phase 10 Dice" (hereinafter "Product"), and described in Exhibit "A", attached, samples of which have been supplied to LICENSEE, and

     WHEREAS, LICENSOR desires to have this Product manufactured, promoted, marketed, and merchandised by an experienced manufacturer, and

     WHEREAS, LICENSEE is in the business of manufacturing and marketing and desires to manufacture and market the Product,

     NOW, THEREFORE, in consideration of the premises set forth above and promises set forth below, LICENSEE and LICENSOR agree as follows:

     1. LICENSOR hereby grants to LICENSEE the exclusive right to manufacture and/or market the Product and any accessories or other versions of the Product throughout the World, and in addition, grants LICENSEE the exclusive right to make, use and sell the subject matter of all patents and patent applications whether pending or subsequently filed on the Product, and to sublicense such rights. LICENSOR represents and warrants that it has not granted and shall not grant the rights to the Product for these territories to any other party during the term of this Agreement and that LICENSOR owns and controls all rights to the Product throughout the territories covered by this Agreement. LICENSOR also represents and warrants that the Product is its own original creative work and that no adverse claim exists with respect to the Product. All rights not specifically granted to LICENSEE remain with LICENSOR.

     2. LICENSEE agrees to devote its best efforts to preparing the Product for production, display, and offering for sale no later than the 1994 New York Toy Fair and to use reasonable efforts to manufacture, promote, and sell the Product. LICENSEE will provide two dozen production samples of each different version of the Product to LICENSOR as soon as possible after the first production run.

     3. Any and all trademarks, whether registered or not, used by LICENSEE in association with the manufacture, advertising, and distribution of the Product shall remain the property of LICENSEE and their use and the goodwill founded thereon shall inure to the benefit of LICENSEE and not LICENSOR.


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     4. LICENSEE agrees to pay LICENSOR an advance royalty payment of Two
Thousand Five Hundred Dollars ($2,500.00), within ten (10) days of the execution of this agreement. This advance royalty payment shall be non-refundable, and shall be credited and set off against the royalties earned hereunder.

     5. LICENSEE agrees to pay LICENSOR a royalty of five percent (5%) of the net wholesale selling price of all units of any versions of the Product shipped during each calendar quarter. LICENSEE shall make royalty payments on or before the 25th day of the month following said quarter on all net shipments made during the quarter. Such royalty payments shall be accompanied by a statement setting forth the gross sales, returns, and credits (including cash and trade discounts, trade allowances and customer allowances). Net wholesale selling price is defined as LICENSEE's billed price, less cash and trade discounts and trade allowances and bona fide returns and customer allowances, not to exceed, in the aggregate, Eight Percent (8%). No cost incurred in the manufacture, sale, distribution or exploitation of the Product, its improvements, or accessories, shall be deducted from any royalties payable to LICENSOR.

     6. In the case of sales by Letter of Credit (L.C.) LICENSOR shall receive a royalty of six Percent (6%) of the L..C. selling price for sales of all items Freight on Board (F.O.B.) from their country of origin. There shall be no discounts from this price.

     7. In the case of premium or advertising specialty sales of the Product, LICENSEE agrees to pay LICENSOR a royalty of three percent (3%) of the net wholesale selling price of all units of the Product shipped as a premium or advertising specialty. The premium or advertising specialty markets are the markets in which Products may be sold and used for the purpose of increasing the sale of another item or promoting or publicizing any product or service.

     8. As soon as possible LICENSEE shall apply to register claims to copyright the various versions of the Product. All applications for registration of claims to copyright shall identify LICENSOR or its designee as the copyright claimant. At LICENSEE's request, LICENSOR shall execute assignments in favor of LICENSEE of any and all copyrights relating to the Product without further consideration. LICENSEE warrants that it will affix copyright notices on the Product as will protect the Product and LICENSOR acknowledges and accepts that said copyright notice may be in the name of LICENSEE, but only as LICENSOR's licensee and not as a copyright owner.

     9. Outside of North America, LICENSEE shall have the right to sublicense the Product for production and sale upon any terms and conditions which it wishes to grant and establish; provided, however that in the event that LICENSES does so grant sublicenses on the Product, then and in the event, LICENSEE shall pay to LICENSOR Fifty Percent (50%) of all monies received by it from such sublicense or grant or Two and one half Percent (2.5%) of the sublicensee's net sales, whichever is greater. Such royalty shall be due to LICENSOR within twenty-five (25) days after the close of the calendar quarter in which the royalty payments are received by LICENSEE.

     10. LICENSOR shall have the right to review any sublicensing agreement with respect to the Product.


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     11. If at the time of the termination of this Agreement there is outstanding any unexpired sublicense granted hereunder by LICENSEE, LICENSOR agrees upon request to continue such sublicense throughout the unexpired portion of its term.

     12. LICENSOR shall have the right through its representative, to examine the books of accounts and sales of LICENSEE at reasonable times, during normal business hours, to determine the correctness of royalty payments.

     13. LICENSOR agrees to indemnify and hold harmless LICENSEE, its officers, agents, and employees from and against any lawsuit, claim, or demand (and reasonable attorney's fees related thereto) arising out of the authorized use of the Product under this Agreement, provided that LICENSOR is given prompt notice of such claim, and provided that such claims arise out of a breach of one or more of the warranties made by LICENSOR in Paragraph 1 of this Agreement. LICENSEE shall be entitled to place all royalties accrued into an escrow fund from the date of such claim until such time that the claim is settled or otherwise disposed of. If the judgement or settlement of such claim should be against LICENSOR, LICENSOR will be liable for all amounts up to the amount of royalties accrued in escrow. Any excess in such escrow account shall be paid to LICENSOR. However, LICENSOR shall have no further liability under such claim. If LICENSOR and LICENSEE are represented by separate counsel, then each shall bear the cost of its own attorney's fees and costs. In the case of such a demand, claim or lawsuit, LICENSEE shall have the final decision concerning disposal of inventory and works in progress.

     14. LICENSEE agrees to indemnify and hold harmless LICENSOR, its officers, agents, and employees from and against any lawsuit, claim, or demand (and reasonable attorney's fees related thereto) arising out of the breach of any warranty of LICENSEE herein or the failure of LICENSEE fully to perform any of its obligations herein set forth, or arising out of any defects or alleged defects in the Product. This indemnity shall survive termination of this agreement.

     15. LICENSEE shall maintain at its own expense in full force and effect at all times during which the Product is being sold by LICENSEE at least a One Million Dollar products liability insurance policy with respect to the Product.

     LICENSOR shall be named as an additional insured with LICENSEE on such policy and such policy shall provide for at least ten days' prior written notice to LICENSOR of the cancellation or any substantial modification of the policy. This insurance may be obtained for LICENSOR by LICENSEE in conjunction with a policy which covers products other than the Product. LICENSEE shall, from time to time upon reasonable request by LICENSOR, promptly furnish or cause to be furnished to LICENSOR evidence in form and substance satisfactory to LICENSOR of the maintenance of the insurance required above, including, but not limited to, copies of policies, certificates of insurance (with applicable riders and endorsements) and proof of premium payments.

     16. In the case of any infringement or unfair use of the Product by a third party, the parties shall cooperate with each other in preventing or stopping such infringement or unfair use.

     17. If either party breaches any of its obligations under this Agreement, the other party shall have the right, without prejudice to any other rights which it may have, to terminate

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this Agreement by giving thirty (30) days' notice to the breaching party, and this notice will automatically become effective unless the breaching party completely remedies the breach within the thirty-day period.

     18. This Agreement shall continue in effect until it is terminated pursuant to paragraph 17, or the end of one (1) year beyond the date of the last sale (as per LICENSEE's invoice date) made by LICENSEE of any one of the versions of the Product under this contract.

     19. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between the parties.

     20. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive or limit that party of the right thereafter to insist upon strict adherence to that term in the particular instance or that term or any other term of this Agreement in any instance.

     21. No change, modification, or waiver of any of the provisions hereof shall be valid unless made in writing and signed by both parties.

     22. It is understood and agreed that, in the event of an act of government, war conditions, fire, flood, or other natural disaster, or labor or manufacturing problems which prevent the performance by LICENSEE of the provisions of this Agreement, such nonperformance by LICENSEE will not be considered a breach of this Agreement, and such nonperformance will be excused while, but no longer than, the conditions described herein prevail.

     23. If any provision of this Agreement is for any reason declared to be invalid, the validity of the remaining provisions shall not be affected thereby.

     24. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

     25. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Michigan.

     26. All notices, consents and the like required to be given hereunder shall be invalid unless in writing and sent by registered or certified mail to the addresses of the parties set forth below, or the such changed addresses as they shall in writing request:

                        Random Games & Toys
                        416 West Huron
                        Ann Arbor, MI 48103

                        Third Quarter Corporation (Fundex Games)
                        3750 W. 16th Street
                        Indianapolis, IN 46222


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     27. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules, then obtaining, of the American Arbitration Association before a single arbitrator and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Such arbitration shall be a condition precedent to any suit or action on this contract. Arbitration under this agreement shall he held in the state of Michigan.

     IN WITNESS WHEREOF, the parties hereby have executed this Agreement.




LICENSEE:                                 LICENSOR:

Third Quarter Corporation                 Random Games & Toys

By: s/s  Chip Voigt                       By: s/s Michael S. Steer
   ------------------------------------      --------------------------------------
Title: President                          Title: Vice President
      ---------------------------------         -----------------------------------
                                          Fed. ID #   38-2047524
                                                   --------------------------------

                                          By: /s/  Garrett J. Donner
                                             --------------------------------------
                                             Garrett J. Donner

                                          Soc. Sec. ###-##-####
                                                   --------------------------------

                                          By: /s/ Michael S. Steer
                                             --------------------------------------
                                             Michael S. Steer

                                          Soc. Sec. ###-##-####
                                                   --------------------------------



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                                  EXHIBIT "A"

                                 PHASE 10 DICE                         03-29-93


               (C) 1993 by Garrett J. Donner and Michael S. Steer


NUMBER OF PLAYERS:  One or more.

EQUIPMENT:  10 special PHASE 10 DICE and one scorepad.

0BJECT: To win the game by being first to get through the 10 Phases, and with the highest overall score.

THE PHASE 10 DICE: Six of the dice contain all the high numbers. Each of these dice is numbered 5, 6, 7, 8, 9, 10 in the various four colors. The other four dice contain all the low numbers and the Wild (W) faces. Each of these dice is numbered 1, 2, 3, 4, W, W in the various four colors.

PLAY:  To see who plays first, each player rolls one of the dice numbered 5 to
10. The player with the highest roll plays first, and so on, down to the player with the lowest roll, who plays last. Each player takes a separate column on the scorepad. The player with first turn uses the left-most column, the next player uses the next column, and so on, so that turns pass in order from one player's column to the next. Each player's name is written at the top of the player's column. When each player has had a turn, the first player begins the next turn, and so on.

In a turn, the player starts by rolling all ten dice. The player may then set aside any dice the player wishes to keep. The player makes a second roll with the remaining dice. The player may' set aside some of these dice, adding them to those already set aside. The player may also take back some of the. dice previously set aside. Then the player may make a third and final roll with any dice the player wishes to roll. The player then takes the score, if any, and ends the turn.

SCOREPAD TERMS:  Sets, runs, and all one color are explained as follows:

SETS: A set is made by several dice with all the same number. For example, three 10's make a set of three. One or more Wild (W) dice may be used in place of natural numbers. For example, 10, W, W make a set of three 10's.

RUNS: A run is made by several dice with all consecutive numbers. For example, 7, 8, 9, 10 make a run of four. One or more Wild (W) dice may be used in place of natural numbers. For example, 6, W, W, 9 make a run of four.

ALL ONE COLOR: The dice needed must all be the same color. A Wild (W) of a different color may not be used in completing this score. For example, 2, 4, W, 5, 8, 9, 10 all orange make 7 all one color.

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THE PHASES:  In a player's scoring column are ten scoring spaces. Each one of these is a Phase. For example, the first one (Phase 1) is labeled "2 sets of 3", meaning that the player must, in the turn, end up with three of one number and three of another number, or two sets of three of the same number.

Throughout play the player must always do the ten Phases in order, starting with Phase 1 and working up through Phase 10. If a player fails to make a Phase in a turn (which will almost always happen to all players at some point), then the player ends the turn without taking a score. The player will have to try and complete that Phase again next turn.

SCORING: At the end of the turn, the player scores points for the Phase the player is working on, only if the player makes that Phase. The score is the total of all the dice used to make that Phase. Dice not needed for the Phase are not scored. Also any Wilds (W's) used in the Phase score zero points each. For example, the player is in Phase 1 and ends up with 8, 8, 8 and 10, W, W. The player's score is 8, 8, 8, 10, or 34. The player enters 34 in the space for "2 sets of 3". STRATEGY HINT: If a player completes a Phase in one or two rolls, the player may want to keep rolling the rest of the turn, to try to replace any Wilds (W's) in the Phase with natural numbers, since natural numbers score their value instead of zero.

Note that as each Phase is completed, the score is totaled, so that the player always knows his/her total score in the game, as of that particular Phase.

FIVE PHASE BONUS: After Phase 5, the game is half over. If the player's total at this point is over 220 (22) or more), then the player is awarded a bonus of 40 points, which is then added to the score.

FIRST FINISH BONUS: The first player to finish the game gets to add 40 points to his/her score. Other players may qualify for this 40 point bonus too, but only if they are already in Phase 10, successfully complete this Phase, and also did not start the game ahead of the player who was first to finish Phase 10.

ENDING THE GAME: The first player to complete Phase I0 causes the end of normal game play. At this point, each of the remaining players gets one last try at completing all their remaining Phases. For example, player B has just completed Phase 10, while player A is still on Phase 7. Now, player A gets a normal turn of three rolls to complete Phase 7. If unsuccessful, player A is done, and player A's current total score becomes player A's final score. If successful, however, player A adds the Phase 7 score to his/her score, and gets another turn, to try and make Phase 8, and so on, until player A finally fails to make the next Phase, or finishes Phase 10.

WINNER: When each player's score is final, the player with highest Grand Total is the winner.

SOLITAIRE PLAY: You can play solitaire, and see how high a score you can get. All rules remain the same except you must keep track of each time you fail to make a Phase. At the end of the game, you must subtract 5 points off your final score for each failure to make the Phase. Also, to get your 40 point First Finish Bonus, you must make Phase 10 on your first try.

HIGHEST POSSIBLE SC0RE: The highest possible score is 649. Please write the company if you make a score over 600 (requires signature of at least one adult witness, other than player).


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